Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Receives $9.7 Million Dividend from its Subsidiary Global Marine and Issues $14 Million of Preferred Stock

HERNDON, VA — (Marketwired) — 1/8/2015 — HC2 Holdings, Inc. (“HC2”) (NYSE MKT HCHC) announced that its indirectly held subsidiary Global Marine declared and paid a $10 million dividend, of which HC2 received 97%. HC2 also announced it issued $14 million of Series A-2 Convertible Participating Preferred Stock (“Preferred Stock”).

“We are pleased with the performance of Global Marine, which permitted the payment of the dividend, and the additional capital raise, with the sale of Preferred Stock,” stated Philip Falcone, HC2’s Chairman, President and CEO. “The dividend income and funds from the Preferred Stock will be used for the continued implementation of our business plan.”

HC2 issued and sold to the purchasers 14,000 shares of Preferred Stock for a purchase price of $1,000 per share. The Preferred Stock is initially convertible at a conversion price of $8.25, subject to adjustment from time to time for various corporate transactions. The terms of the Preferred Stock also include a quarterly cash dividend at an annualized rate of 7.50%, and a cumulative quarterly pay-in-kind dividend at an annualized rate of 4.00%, which may be increased to 7.25% upon the occurrence of certain events and may be reduced to 2.00% or 0% if HC2 achieves specified rates of growth measured by net asset value. As of today, the Preferred Stock represents on an as-converted basis, approximately 0.71% of HC2’s outstanding common stock.

Holders of the Preferred Stock will have the right to vote together with the holders of common stock on all matters upon which the holders of common stock are entitled to vote, on an as-converted basis. Please refer to HC2’s Form 8-K to be filed with the Securities and Exchange Commission for a more complete description of the terms of the Preferred Stock.

Cautionary Statement Regarding Forward Looking Statements

Safe Harbor’s Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing the offering and other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,’” ‘“could,” “might,” or “continues” or similar expressions. These statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the ability of HC2’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions, trading characteristics of the HC2 common stock, the ability of HC2 and its subsidiaries to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations, taxes and the risks that may affect the performance of the operating subsidiaries of HC2 and those factors listed under the caption “Risk Factors” in HC2’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HC2 does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC), diversified holding company, which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating subsidiaries, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, and life sciences. HC2 seeks opportunities that generate attractive returns and significant cash flow in order to maximize value for all stakeholders. Currently, HC2’s largest operating subsidiaries are Schuff International, Inc., a leading structural steel fabricator in the United States, and Global Marine Systems Limited, a global offshore engineering company focused on subsea cable installation and maintenance. Founded in 1994, HC2 is headquartered in Herndon, Virginia.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com